Exhibit 10.1

DESCRIPTION OF COMPENSATION FOR NON-EMPLOYEE
DIRECTORS OF NORTHWEST AIRLINES CORPORATION

As of June 28, 2007, non-employee directors of Northwest Airlines Corporation (the “Company”) receive an annual cash retainer of $50,000, an annual fee of $5,000 for service on a committee of the Board, and a fee of $1,500 for each meeting of the Board of Directors attended.  The Chairman of the Board of Directors receives an additional annual retainer of $100,000, the Chairman of the Audit Committee receives an additional annual retainer of $25,000, and the Chairman of each of the other standing committees of the Board receives an additional annual retainer of $15,000.  In addition, directors and their spouses and dependent children receive complimentary positive-space travel privileges on Northwest Airlines and $25,000 per year of travel on Northwest Airlines and its affiliate airlines that may be extended to other individuals.  Each non-employee director is reimbursed for income taxes resulting from use of the complimentary travel privileges by the director, his or her spouse and dependent children and for reasonable expenses incurred by the director in connection with his or her service on the Board.  Board fees are paid quarterly.

On June 28, 2007, subject to receipt by the Company of all approvals required for the grant of such awards, each non-employee director received an equity award in the form of 10,975 restricted stock units (“RSUs”) and an option to purchase 7,317 shares of common stock of the Company at a price per share equal to the closing price of a share of common stock on the New York Stock Exchange on the date of grant (the “Options”).  The RSUs and Options vest in installments over four years and any unvested portion of such awards are forfeitable in the event the director ceases to be a member of the Board of Directors prior to the full vesting of such awards other than in connection with a change in control of the Company.  The Options expire ten years after the date of grant.  In the event all approvals required for the grant of such awards are not obtained by the Company on or before May 31, 2008, the awards will be canceled.  No new equity awards will be granted to the current directors during the next four years.